Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 18, 2018 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.092879 per unit, payable on June 28, 2018, to unitholders of record on May 31, 2018. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.092879 per unit is higher than the $0.074791 per unit distributed last quarter. As compared to the previous quarter, the volumes of both oil and natural gas and the price of oil produced and included in the current distribution have increased, while the price for natural gas produced and included in the current distribution has decreased. This distribution is slightly lower than the $0.095735 per unit distributed in the comparable quarter in 2017. As compared to the comparable quarter in 2017, the prices of both oil and natural gas and the volume of oil produced and included in the current distribution have increased while the volume of natural gas produced and included in the current distribution has decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper SVP, Royalty Trust Services Simmons Bank, Trustee Toll Free – 1.855.588-7839